Exhibit 99.1

PRESS RELEASE Spring Lake, Michigan, June 2, 2014

VICTORY ELECTRONIC CIGARETTES CORPORATION SIGNS AGREEMENT TO ACQUIRE ONE OF THE UK’S LARGEST ECIG COMPANIES, TEN MOTIVES®
FOR $104 MILLION

●	Ten Motives® brings long-term relationships with leading retailers in the United Kingdom, and the number one brand position in the Food, Drug & Mass Channel
●	Victory’s third acquisition in Europe in 2014, provides outstanding springboard for additional growth, leverage and synergies

SPRING LAKE, MICHIGAN, June 2, 2014 - Victory Electronic Cigarettes Corporation (OTCQB: ECIG), today announced that it has signed a definitive agreement to acquire Ten Motives®, one of the largest electronic cigarette companies in the United Kingdom and worldwide, for $104 million in a combination of cash and stock.  The acquisition is expected to close simultaneously with Victory’s closing of its proposed underwritten public offering. Ten Motives® is the market leader in the Food, Drug, and Mass channel in the United Kingdom and is one of the leading and fastest growing electronic cigarette companies in Europe overall.  Together with the rest of the companies in the Victory portfolio, the group has now consolidated a significant market leadership position in the UK and attained overall market share leadership in Europe.

Cheshire, United Kingdom-based Ten Motives® was launched in 2008 by Art Devlin and joined soon after by fellow owner Tony Jones.  Over the past five years they have built Ten Motives® into one of the largest electronic cigarette companies in the United Kingdom with long term relationships with some of the leading retailers in the world including Tesco, Sainsbury’s, The Co-op, WHSmith Travel, Bargain Booze, One Stop, and Spar.

Ten Motives®, which stands for the ten motives or reasons to choose an electronic cigarette over traditional tobacco cigarettes, has a full portfolio of the highest quality disposable and rechargeable ecigs and refills, and recently launched a full range of liquids, tanks, and vaping systems under their new Cirro® brand.  Since inception Ten Motives® has replaced more than 400,000,000 tobacco cigarettes and has recently seen accelerated growth as it continues to expand retail distribution across a broader portfolio of products and geographic area.

Victory has been leading the consolidation of the electronic cigarette industry with now it’s fifth acquisition or partnership in the past six months.  In the United Kingdom where the Company has now made three acquisitions year to date, there are over 2.5 million vapers in a category that is seeing explosive growth.

Brent Willis, Chairman and Chief Executive Officer of Victory, and former leader of major multi-national companies said, “We feel extremely fortunate to be adding the entire Ten Motives team to the group.  Art and Tony have developed the leading ecig business in the UK against some very strong competition.  I am confident that we can help them build their business and accomplish the vision they set out to achieve with the resources and further support of the Victory group.”

Art Devlin, Director at Ten Motives® said, “The decision to join the Victory group was one that we considered very seriously amongst a number of options.  Ultimately we made the decision to join because of their inclusionary partnership approach and their wealth of resources and capabilities to support our growth.  We believe that scale and broader sales, marketing, and distribution capabilities will be needed to compete in the industry going forward, and we have witnessed Victory’s track record in doing just that.  We are also proud to now be a central part of the world’s largest independent ecig company, and are confident it will help us achieve our objectives.”

About Victory
Victory Electronic Cigarettes Corporation is dedicated to providing a compelling alternative for current smokers, relative to traditional cigarettes. Victory is one of the leading independent electronic cigarette companies in the world, and owns the trademarks VAPESTICK®, FIN®, Victory®, GreenStix®, VIP® and others.  The Company owns multiple subsidiary companies and has operations in North America, Latin America, Western Europe, and Asia.  Victory offers consumers a full product portfolio that incorporates the highest quality and latest technology, and has been rated as superior in real tobacco taste amongst major brands.   The Company’s website is www.victoryecigs.com.

About Ten Motives®
Ten Motives® is one of Europe’s largest electronic cigarette companies, founded in 2008. The company has stayed true to its principle-centered vision to provide the motivation for smokers to switch to electronic cigarettes from traditional tobacco.  The Company is the market leader in the Food, Drug, and Mass Channel in the United Kingdom with a portfolio that spans the full range of Electronic Cigarette and Vaping products and owns the brands Ten Motives®, 10 Motives, Cirro®, and Smoke Relief®.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of Victory, including statements regarding Victory’s expectation to see continued growth.  The forward-looking statements are based on the assumption that operating performance and results will continue to materialize consistent with recent trends.  Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include: Victory’s reliance on additional financing, Victory’s profitability and financial health, risks associated with Victory’s products, including that they may pose a health risk; governmental regulations may impact Victory’s business; the market or consumers may not accept Victory’s products; Victory relies on a single class of products; existing or pending patents may affect Victory’s business; and other factors disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, Victory undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries please contact:
Suzanne Garcia
Manger, Investor Relations
Tel: 616.384.3272
Email: suzanne@victoryecigs.com
www.victoryecigs.com